Exhibit 10(w)

NORTHROP GRUMMAN CORPORATION
SPECIAL OFFICER RETIREE MEDICAL PLAN
(Amended and Restated Effective October 1, 2018)

ARTICLE 1INTRODUCTION

1.01
Purpose. The purpose of the Northrop Grumman Corporation Special Officer Retiree Medical Plan (“Plan”) is to provide lifetime retiree medical and life insurance benefits to eligible elected officers of Northrop Grumman Corporation (“the Company”) and their eligible dependents as described in the Plan. The Plan provides for the continuation of welfare benefits to a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 29 CFR section 2520.104-24 and Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan was most recently amended and restated effective January 1, 2015 to reflect administrative clarifications necessitated by the Company’s termination of medical benefit coverage for actively employed executives under the Northrop Grumman Executive Medical Plan (“Executive Medical Plan”). This amendment and restatement is effective October 1, 2018 and revises the Plan’s benefit commencement requirement to permit deferred enrollment for medical benefits, clarifies the Plan’s surviving spouse medical benefit eligibility provisions and eliminates life insurance coverage for Vested Participants who retire on or after October 1, 2018.

1.02
Substantive Benefits. This document describes the standard eligibility provisions and terms of coverage under the Plan. The actual medical benefit coverage will be provided pursuant to the terms of the insurance contract or contracts issued by an insurance carrier or carriers selected by the Company. The actual life insurance coverage will be provided through an insurance contract or contracts issued by an insurance carrier or carriers selected by the Company.

ARTICLE 2    DEFINITIONS

2.01	Board. The Company’s Board of Directors.

2.02	Committee. The Compensation and Management Development Committee of the Board.

2.03
Continuation Coverage. Continued medical coverage under the Plan after a Qualifying Event has occurred. Such medical coverage is identical to the medical coverage as provided under the Plan to similarly situated persons with respect to whom a Qualifying Event has not occurred.

2.04
Continuation Coverage Election Period. The period beginning on the date of the Qualifying Event and ending sixty (60) days after the later of (a) the date the Qualified Beneficiary would lose medical coverage on account of the Qualifying Event, or (b) the date that the Qualified Beneficiary is provided with notice of his or her right to elect Continuation Coverage.

2.05	Grandfathered Participants. Participants who were actively employed by the Company on September 30, 2003.

2.06	Participant. An elected officer of the Company who is designated by the Board or the Committee as eligible to participate in the Plan.

2.07	Prior Plan. The Northrop Grumman Special Officer Retiree Medical Plan as in effect prior to October 1, 2003.

2.08
Qualified Beneficiary. A retired Vested Participant’s spouse or dependent who, on the day before a Qualifying Event, has medical coverage under the Plan. In the case of a Qualifying Event described in subsection 2.09(iv) below, Qualified Beneficiary means a retired Vested Participant who had retired on or before the date of substantial elimination of medical coverage and any person who on the day before the Qualifying Event is the spouse or Surviving Spouse of the retired Vested Participant or a covered dependent child of the retired Vested Participant or Surviving Spouse.

2.09
Qualifying Event. Any of: (i) the death of a retired Vested Participant, but only with respect to a beneficiary who is not the Surviving Spouse of the retired Vested Participant; (ii) the divorce or legal separation of a retired Vested Participant from his spouse; (iii) a dependent child ceasing to be eligible for medical coverage as a dependent child of a retired Vested Participant under the dependent eligibility provisions of the insurance contract through which coverage is provided; or (iv) a proceeding in a case under Title 11 of the United States Code with respect to the Company; provided, however, that any such event will be a Qualifying Event only if it will cause the Qualified Beneficiary an immediate or deferred loss of medical coverage under the Plan. For purposes of this subsection, a loss of medical coverage means to cease to be eligible for medical benefits under the Plan under the same terms and conditions as in effect immediately before the Qualifying Event. A loss of medical coverage will be considered a deferred loss of medical coverage for purposes of this provision if the loss of medical coverage does not occur at the time of the Qualifying Event but occurs before the end of what would be the maximum period of Continuation Coverage under section 8.04 below. In the case of a Qualifying Event described in (iv), a loss of medical coverage includes a substantial elimination of medical coverage with respect to a Qualified Beneficiary within one year before or after the date of commencement of the bankruptcy proceeding.

2.10
Surviving Spouse. The individual to whom the retired Vested Participant was legally married under applicable State law both at the time of the retired Vested Participant’s retirement and at the time of the retired Vested Participant's death.

2.11	Vested Participant. A Participant with either five years of service as an elected officer of the Company or 30 years of total service with the Company and its affiliates.

ARTICLE 3    ELIGIBILITY

3.01
Eligibility. Eligibility for the Plan is limited to those elected officers of the Company who are designated as eligible to participate in the Plan by the Board or the Committee. The eligible spouse and dependents of a Vested Participant will be eligible for medical benefits under the Plan commencing at the same time the Vested Participant’s medical benefits commence. Spouse and dependent eligibility will be determined in accordance with the terms of the insurance contract through which coverage is provided. A Vested Participant’s eligibility for life insurance coverage will be subject to the terms of the life insurance contract or contracts through which such coverage is provided. Life insurance coverage shall not be provided to Vested Participants who retire on or after October 1, 2018. The spouse and dependents of a Vested Participant are not eligible for life insurance coverage under the Plan.

3.02
Revocation of Eligibility. The Board or Committee may revoke a non-Vested Participant’s Plan eligibility without the Participant’s consent. The Board or Committee may revoke a Vested Participant’s or Surviving Spouse’s Plan eligibility, provided that the Vested Participant or, after the Vested Participant’s death, his or her Surviving Spouse, consents to the revocation.

3.03
Automatic Cessation of Eligibility. A Participant who is not a Vested Participant will automatically cease to be a Participant under the Plan upon the earlier of the following: (i) the date the Participant terminates employment with the Company; or (ii) the date the Participant ceases to be an elected officer of the Company. However, the Board or the Committee may make provision for a Participant who ceases to be an elected officer of the Company, but does not terminate employment with the Company, to continue to accrue service credited toward becoming a Vested Participant. The spouse or dependent of a Participant will cease to be eligible for medical benefits under the Plan upon the earlier of the following: (i) the date the Participant ceases to be a Participant under the Plan; or (ii) the date the spouse or dependent ceases to be eligible in accordance with the terms of the insurance contract through which coverage is provided.

3.04
Plan Freeze. No elected officer whose date of election is effective after March 21, 2007 shall be designated as eligible to participate in the Plan. An elected officer who is a Participant as of March 21, 2007 may continue to earn service toward becoming a Vested Participant after that date in accordance with the terms of the Plan.

ARTICLE 4    COMMENCEMENT OF BENEFITS AND COSTS

4.01	Commencement of Benefits.

(a)
Upon Retirement. A Vested Participant may elect to commence benefits under the Plan coincident with retirement from the Company under the terms of the supplemental executive retirement plan in which the Vested Participant participates. Except as provided in section 4.01(b) below, if the election to commence is not made at the time of retirement, the Vested Participant and his or her dependents cease to be eligible for the Plan and no subsequent election to commence benefits will be allowed.

(b)
Deferred Commencement. A Vested Participant who retires on or after October 1, 2018 may elect to commence medical benefits under the Plan at any time following retirement and until the date he or she attains age 65. If the Vested Participant does not elect to commence medical benefits coincident with retirement, the Vested Participant’s medical benefits will commence as soon as reasonably practicable after the Vested Participant notifies the Company of his or her election to commence medical benefits. The Surviving Spouse of a retired Vested Participant who dies before electing to commence medical benefits under the Plan may elect to commence medical benefits under the Plan at any time after the Vested Participant’s death and until the date the Surviving Spouse attains age 65. A Surviving Spouse’s medical benefits in this situation will commence as soon as reasonably practicable after the Surviving Spouse notifies the Company of his or her election to commence medical benefits.

4.02
Duration of Benefits. Subject to the Company's right to amend or terminate the Plan (as limited by subsection 6.01(b)) and except as provided in section 3.01, life insurance coverage will be provided for the life of the Vested Participant and medical coverage will be provided for the life of the Vested Participant and the life of his or her Surviving Spouse, if any. Eligible dependent medical coverage will only be available during the life of the Vested Participant and the life of his or her Surviving Spouse, if any, subject to ARTICLE 8.

4.03
Coverage Provided. Medical coverage will be provided pursuant to the terms of the insurance contract issued by the insurance carrier selected by the Company, as such contract is modified from time to time. Life insurance coverage will be provided through an insurance contract or contracts issued by an insurance carrier or carriers selected by the Company. Life insurance coverage will be in the amount of $450,000 at the Vested Participant’s retirement and will be reduced by $50,000 effective as of each January 1 thereafter until the amount reaches $250,000.

4.04
Medicare. A Vested Participant, spouse or Surviving Spouse must enroll in Medicare Parts A and B when first eligible in order to receive benefits under this Plan. If he or she fails to enroll, medical benefit coverage under this Plan will cease upon the date the Vested Participant, spouse or Surviving Spouse first becomes eligible for Medicare Parts A and B.

4.05	Costs of Coverage.

(a)	Medical Coverage.

i.
The Vested Participant (or Surviving Spouse, following the death of a Vested Participant) will be responsible for any participant cost items, such as coinsurance, copayments, and deductibles, as determined by the Company in its discretion and described in the insurance contract through which coverage is provided. Subject to subsection (a)(ii) below, the level of participant (or Surviving Spouse) contributions toward the cost of coverage (i.e., premiums) will be frozen at the amount of the required participant contribution in effect under the Executive Medical Plan as of the date the Vested Participant commenced benefits under this Plan. For a Vested Participant who commences benefits under this Plan on or after July 1, 2014, the level of participant (or Surviving Spouse) contributions toward the cost of coverage will be frozen at the amount of the required participant contribution under the Executive Medical Plan as of June 30, 2014, subject to adjustment as described in subsection (a)(ii) below.

ii.	A Vested Participant’s or Surviving Spouse’s contribution toward the cost of coverage may vary based on the level of coverage (one-person, two or more persons, etc.) in effect.

(b)	Life Insurance Coverage. The cost of life insurance coverage will be paid in full by the Company.

4.06
Cessation of Medical Coverage. Eligibility for the continuation of medical benefits pursuant to the Plan will cease if any payment required to be made by the Vested Participant or dependent (for example, participant contributions, copayments or deductibles) is not timely paid in accordance with procedures established by the Company.

ARTICLE 5    SPECIAL COVERAGE PROVISIONS

5.01
Grandfathered Participants. Grandfathered Participants have the right, if otherwise eligible for the Plan at the time of retirement, to elect to be covered: (i) under the terms of the Prior Plan as in effect as of September 30, 2003; or (ii) the Plan as in effect at the time the Grandfathered Participant’s benefits commence. Such election will be made pursuant to forms and procedures specified by the Company.

ARTICLE 6    CHANGE IN CONTROL

6.01
Effect of Change in Control. Upon the occurrence of a “change in control” as defined in the Company’s Change-In-Control Severance Plan (as in effect at the time of the event), each of the following will occur:

(a)	Each Participant will become a “Vested Participant.”

(b)	The Plan may not be terminated or amended in any manner that adversely affects the benefits of a Participant without his or her consent.

(c)	All Participant contributions, co-pays, deductibles and any other participant or dependent cost items will be frozen as of the date of the change in control.

ARTICLE 7    CLAIMS AND APPEALS PROCEDURES

7.01
Claim for Medical or Life Insurance Benefit. A claim or appeal relating to medical benefits under the Plan will be subject to the claims and appeals procedures set forth in the insurance contract through which coverage is provided or the applicable coverage certificate relating to such insurance contract. A claim or appeal relating to life insurance benefits under the Plan will be subject to the claims and appeals procedures set forth in the insurance contract through which such coverage is provided or the applicable coverage certificate relating to such insurance contract.

7.02 Administrative Claims. A claim or appeal relating to eligibility to participate in the Plan, status as a Vested Participant, required contributions or any other claim or appeal that is not a claim or appeal relating to a medical or life insurance benefit under the Plan will be considered an “Administrative Claim” and will be subject to the claims and appeals procedures set forth in this section 7.02. Administrative Claims will be decided by the Corporate Vice President and Chief Human Resources Officer, or his or her delegate, who will be the claims administrator and the appropriate named fiduciary with respect to such claims.

(a)
Notice of decision on any Administrative Claim will be furnished to the claimant within 90 days after receipt of the Administrative Claim by the claims administrator. The claims administrator may take one 90 day extension if circumstances warrant.

(b)
A claimant whose Administrative Claim is denied in whole or in part will receive written notice of the denial within the timeframe specified in subsection 7.02(a) above setting forth: (i) the specific reasons for the denial; (ii) reference to the specific Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the Administrative Claim and an explanation of why such material or information is necessary; and (iv) information as to the steps the claimant must take to submit his or her claim for review, including the time limit for submitting the claim for review.

(c)
A claimant whose Administrative Claim is denied in whole or in part may request review of the denied Administrative Claim not later than 60 days after receipt of written notification of the denial. A claimant’s request for review must be in writing. The claimant may submit written comments, documents, records and other information relating to the Administrative Claim and the claimant will be provided upon request with reasonable access to and copies of documents, records and other information relevant to his or her Administrative Claim. The claims administrator, in his or her sole discretion, will determine whether a document, record or other information is relevant to a claimant’s Administrative Claim.

(d)
Notice of decision on review of an Administrative Claim will be furnished to the claimant within 60 days after receipt of the request for review by the claims administrator. The claims administrator may take one 60 day extension if circumstances warrant.

(e)
A claimant whose Administrative Claim is denied upon review will be furnished with written notice of the denial within the timeframe specified in subsection 7.02(d) above setting forth: (i) the specific reasons for the denial; (ii) reference to the specific Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of documents, records and other information relevant to his or her Administrative Claim; and (iv) a statement of the claimant’s right to bring an action under section 502(a) of ERISA. The claims administrator, in his or her sole discretion, will determine whether a document, record or other information is relevant to a claimant’s Administrative Claim. The decision of the claims administrator on a claimant’s request for review shall be final and conclusive.

ARTICLE 8    CONTINUATION OF MEDICAL COVERAGE

8.01
General. In addition to the Surviving Spouse medical coverage described above, Continuation Coverage under the Plan may be purchased after the date medical coverage would ordinarily terminate under the Plan as a result of a Qualifying Event.

8.02
Participant/Beneficiary Notice Requirements. In the case of the Qualifying Events described in subsections 2.09(ii) and (iii) above, the retired Vested Participant or his or her spouse or dependent must provide notice of the occurrence of the Qualifying Event not later than 60 days after the occurrence. Such notice must be provided to the COBRA administrator for the Plan.

8.03
Availability of Continuation Coverage. Upon the occurrence of a Qualifying Event, each Qualified Beneficiary will be offered an opportunity to purchase Continuation Coverage under the Plan. The election to purchase Continuation Coverage must be made during the Continuation Coverage Election Period in such form and manner as the Company prescribes. A Qualified Beneficiary who fails to elect Continuation Coverage during the Continuation Coverage Election Period following a Qualifying Event will not be entitled to elect Continuation Coverage with respect to such Qualifying Event.

8.04
Period of Continuation Coverage. Continuation Coverage as elected by the Qualified Beneficiary will extend for the period beginning on the date of loss of coverage as a result of the Qualifying Event and ending on the earliest of the following dates:

(a)	If the Qualifying Event was divorce or legal separation, death of the retired Vested Participant, or loss of dependent child status, 36 months after the date Continuation Coverage began;

(b)
If the Qualifying Event was a proceeding in a case under Title 11 of the United States Code: (i) for a Qualified Beneficiary who is the retired Vested Participant, the retired Vested Participant's date of death; (ii) for a Qualified Beneficiary who is the surviving spouse (determined without regard to whether such spouse was married to the Vested Participant at the time of his or her termination of employment with the Company and its affiliates) or dependent child of the retired Vested Participant, 36 months after the date of death of the retired Vested Participant;

(c)	The first day for which timely payment for Continuation Coverage is not made with respect to the Qualified Beneficiary as provided in section 8.05 below;

(d)	The date upon which the Company ceases to maintain any group health plan;

(e)
The date upon which the Qualified Beneficiary first becomes covered under another group health plan after the date Continuation Coverage is elected; provided, Continuation Coverage will not terminate if the other group health plan contains an exclusion or limitation with respect to any preexisting condition that affects the Qualified Beneficiary, unless that limitation or exclusion does not apply to the Qualified Beneficiary because of the requirements of the Health Insurance Portability and Accountability Act of 1996;

(f)	The date that the Qualified Beneficiary first becomes entitled to Medicare benefits under Title XVIII of the Social Security Act after the date Continuation Coverage is elected.
Notwithstanding anything herein to the contrary, the Company may terminate the Continuation Coverage of a Qualified Beneficiary on the same basis that the Company terminates medical coverage under the Plan for a similarly situated Participant with respect to whom a Qualifying Event has not occurred.

8.05	Payment for Continuation Coverage.

(a)
Each Qualified Beneficiary who has elected to purchase Continuation Coverage will make a monthly payment to the Company in an amount up to 102% of the applicable premium determined by the Company in accordance with Internal Revenue Code Section 4980B(f)(4).

(b)
The payment for the period of Continuation Coverage beginning on the date a Qualified Beneficiary would otherwise lose coverage as a result of a Qualifying Event and ending on the last day of the month during which the Qualified Beneficiary elects Continuation Coverage will be due on the date the Qualified Beneficiary elects Continuation Coverage and payment made within forty-five (45) days of such date will be deemed timely payment. The monthly payments for the remainder of the period of Continuation Coverage will be due as of the first day of the month for which the coverage is provided and payment made within thirty (30) days of the due date for each monthly installment will be deemed timely payment.

ARTICLE 9    GENERAL PROVISIONS

9.01	Amendment and Plan Termination. Except as provided in ARTICLE 6, the Company may amend or terminate the Plan at any time for any reason.

9.02
Assignment of Benefits. A Vested Participant or dependent may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of his or her creditors or to legal process.

9.03
Nonduplication of Benefits. This Section applies if the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any coverage due the Participant (or his or her dependent) under the Plan will be reduced by the actuarial value of the coverage extended or payments made to such other person or entity.

9.04	Medicare Primary. Medicare coverage is primary to medical coverage offered pursuant to the Plan. Plan coverage will be secondary to Medicare to the maximum extent permissible under law.

9.05
Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to continue eligibility for executive medical and life insurance coverage pursuant to the terms of the Plan.

9.06
Construction. The Committee will have full and sole discretionary authority to determine eligibility, construe and interpret the terms of the Plan, and determine factual issues, including the power to remedy possible ambiguities, inconsistencies or omissions.

9.07	Governing Law. This Plan will be governed by the law of the State of California, except to the extent superseded by federal law.

9.08	Non-Standard Provisions. The Board or Committee may in their discretion apply eligibility requirements or terms of coverage other than the standard provisions with respect to an individual.

NORTHROP GRUMMAN CORPORATION

By: /s/ Denise M. Peppard
    Denise Peppard
    Corporate Vice President and
Chief Human Resources Officer

Date: December 3, 2018